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                                                                     Exhibit 4.8


                                  CERTIFICATE
                                       of
                                   AMENDMENT
                                       to
                          CERTIFICATE OF DESIGNATIONS
                                       of
                 SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
                                       of
                                  HYSEQ, INC.

                      (Pursuant to Section 78.1955 of the
                        Nevada General Corporation Law)

      Hyseq, Inc., a corporation organized and existing under the General Corporation Law of the State of Nevada (hereinafter called the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation as required by Section 78.1955 of the General Corporation Law by unanimous written consent pursuant to Chapter 78.315 of the General Corporation Law on January 29, 2003.

      1. The person executing this Certificate is the duly elected President of the Corporation.

      2. No shares of Series B Junior Participating Preferred Stock have been issued.

      3. The amendment to the Certificate of Designations for the Series B Junior Participating Preferred Stock is set forth in the below resolutions.

      NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, the Board of Directors hereby amends that certain Certificate of Designations of Series B Junior Participating Preferred Stock adopted on June 5, 1998 (the "Certificate of Designations") that designated a series of Series B Junior Participating Preferred Stock, par value $.001 per share, of the Corporation as follows:

      The first sentence of Section 1 of the Certificate of Designations is deleted in its entirety and replaced with the following:

      "The shares of such series shall be designated as "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 100,000."

      RESOLVED FURTHER, the Certificate of Designations shall continue in full force and effect incorporating the amendment set forth above.

                           [Intentionally Left Blank]
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      IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President this 31st day of January, 2003.

                                                      /s/ Ted Love
                                                      --------------------------
                                                      Ted Love